Tianli Agritech Begins Selling Its Branded Pork Products in 32 Supermarkets

Press Release Source: Tianli Agritech On Friday April 1, 2011, 9:30 am

WUHAN, CHINA--(Marketwire - 04/01/11) - Tianli Agritech, Inc. (NASDAQ:OINK - News) ("Tianli " or the "Company") a leading producer of breeder hogs and market hogs based in Wuhan City, China, announced today that it entered into an agreement with An Puluo Foods ("An Puluo") which allows Tianli to manage fresh pork retail counters located in 32 supermarkets in Greater Wuhan. This exclusive agreement entails minimal upfront investment by Tianli.

"After several months of market research and trials with An Puluo Foods, we are pleased to announce we are entering the retail branded pork market. With minimal capital commitment, we will gain immediate control of established counters in 32 supermarkets in Greater Wuhan," began Tianli's Chairwoman and CEO, Hanying Li. "With Chinese consumers becoming more selective as to the quality and safety of the meat they buy, we see a tremendous opportunity to introduce healthy pork products. Partnering with a recognized and trusted company like An Puluo provides instant credibility and immediate access to consumers."

The Company's agreement with An Puluo Food Corporation Ltd. gives Tianli the exclusive use rights for An Puluo's existing marketing channels and new channels established in the future that allows Tianli to sell Tianli-An Puluo™ - branded pork. An Puluo currently has 32 meat counters in Greater Wuhan in supermarkets such as Wal-Mart, Zon100 and RT-Mart.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling hogs in the People's Republic of China. The Company is focused on growing healthy hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities. For more information about the Company, please visit http://www.tianli-china.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the Company's cautionary statements including any cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Contacts:
Tianli Agritech, Inc.
Ms. Zoe Guo
US Representative
Phone: (818)-640-5616
Email: zoe@tianli-usa.com
Web: http://www.tianli-china.com

Tianli Agritech, Inc.
Mr. Kuni Qiao
Executive Assistant
Phone: 86-151-0113-7061
Email: executiveassistant01@tianli-china.com
Web: http://www.tianli-china.com

Investor Relations
John Mattio, SVP
HC International, Inc.
Phone: (203)-616-5144
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net